SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 Date of Report
                                November 30, 2001

                            WHITEFORD PARTNERS, L.P.
             (exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


        33-15962                                          76-0222842
(Commission File Number)                       (IRS Employer Identification No.)

      770 North Center Street                               45380
         Versailles, Ohio                                 (Zip code)
(Address of principal executive offices)

               Registrant's telephone number, including area code
                                 (937) 526-5172

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ITEM 2 - ACQUISITION OR DISPOSITION OF ASSETS

Whiteford Partners, L.P. (the "Partnership") sold substantially all its assets to an affiliate of Rochester Meat Company ("Rochester Meat"), an unaffiliated company, pursuant to an Asset Purchase Agreement (the "Agreement"). The purchase price was $7,950,000, including the assumption or payment of certain liabilities. The purchase price was paid $1,500,000 in cash and the issuance of a subordinated note (the "Subordinated Note") due June 30, 2007 in the principal amount of $1,750,000, with the balance of the purchase price paid by the assumption of certain liabilities net of other assets. The Subordinated Note bears interest at 9.5% and is prepayable under certain conditions. Additionally, the principal balance of the Subordinated Note may be adjusted downward under certain circumstances.

In connection with the transaction with Rochester Meat, the Partnership is obligated to pay up to $500,000 to Greenaway Consultants, Inc. pursuant to a consulting agreement. Greenaway Consultants, Inc. acquired the right to such payment in connection with its provision of management services and financing to the Partnership. The Partnership and Greenaway Consultants, Inc. have agreed to:
(i) defer $50,000 of such payment until December 15, 2001, (ii) subordinate $300,000 of such payment to the distribution by the Partnership of $2.00 per limited partner unit (an aggregate of $2,613,780) and (iii) forgive $150,000 of such payment. Greenaway Consultants, Inc. is wholly owned by Albert Greenaway. Neither Mr. Greenaway nor Greenaway Consultants, Inc. owns any interest in the general partner of the Partnership.

Upon completion of the transaction, the Partnership's assets included the net cash proceeds and the Subordinated Note, subject to the then remaining obligations to Greenaway Consultants, Inc., other closing costs and potential liabilities, if any, associated with pending litigation with Ameriserve, Inc., a former customer and a major national distributor of food and related products, which filed for protection under bankruptcy proceedings in January, 2000. As a debtor in bankruptcy, Ameriserve has claimed that all payments made to creditors during the ninety days prior to the bankruptcy are preference items which Ameriserve may recover from its creditors. As a result, Ameriserve has instituted a lawsuit against the Partnership and other suppliers to recover its estimate of the preference amounts. The amount sought by Ameriserve in the lawsuit approximates $800,000. The Partnership has filed a response to their motion but is unable to estimate the amount, if any, which it will ultimately be required to repay to Ameriserve by the court in the Ameriserve bankruptcy court action. The Partnership has not recorded a reserve in connection with the Ameriserve action, but has escrowed proceeds from the sale of its assets to defend or satisfy the Ameriserve potential claims until such claims are settled or otherwise compromised.

The Partnership is considering the contribution of the net assets of the Partnership to a liquidating trust, which will defend or settle the Ameriserve litigation, then collect the Subordinated Note and pay excess amounts to the limited partners and Greenaway Consultants, Inc. as available.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            WHITEFORD PARTNERS, L.P.


                                            By:  \s\  Kevin T. Gannon
                                            -------------------------------
                                            KEVIN T. GANNON
                                            Chairman and Chief Financial Officer
                                            Gannon Group, Inc.
Date:  November 30, 2001                   General Partner